Exhibit 8.1

October 20, 2021

Advaxis, Inc.

9 Deer Park Drive, Suite K-1

Monmouth Junction, New Jersey 08852

Ladies and Gentlemen:

We have acted as counsel to Advaxis, Inc., a Delaware corporation (“Parent”), in connection with the Transactions, as defined in the Agreement and Plan of Merger and Reorganization among Parent, Advaxis Ltd., a corporation organized under the laws of Israel (“Sub”) and Biosight Ltd., a corporation organized under the laws of Israel (“Target”) dated as of July 4, 2021 (as amended to the date hereof, the “Merger Agreement”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

At your request, and in connection with the filing of the registration statement on Form S-4 (Registration No. 333-259065) (as amended to the date hereof, the “Registration Statement”) being filed by Parent with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to certain proposed transactions pursuant to the Merger Agreement, we are rendering our opinion regarding the accuracy of certain disclosure provided in the Registration Statement.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement and the documents referenced therein; (ii) the Registration Statement dated as of the date hereof and delivered to us for purposes of this opinion; (iii) certificates of the officers of Parent and Target as to certain factual matters related to the issues addressed herein (collectively, the “Officer Certificates”); and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Merger Agreement have acted and will act in accordance with the terms of the Merger Agreement and any other documents reviewed by us; (2) the Transactions will be consummated pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Parent, Target, Sub and any other Person in the Merger Agreement and the documents referenced therein and the Registration Statement are and, at all times up to the Closing, will continue to be true, complete and correct; (4) all facts, information, statements, covenants, representations, warranties and agreements made or stated by or on behalf of Parent, Sub, Target and any other Person in the Merger Agreement and the documents referenced therein, the Registration Statement that and the Officer Certificates that are qualified by the knowledge, intention, expectation and/or belief of any person or entity are and, at all times up to the Closing, will continue to be true, complete and correct as though not so qualified; (5) as to all matters as to which any Person represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to the Closing, there will be no plan, intention, understanding or agreement; and (6) Parent, Target, Sub and their respective affiliates will report the Transactions for all U.S. federal income tax reporting purposes in a manner consistent with the Merger Agreement, the Registration Statement and this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct at all times up to the Closing, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Transactions are consummated other than in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, the Registration Statement or the Officer Certificates our opinion as expressed below may be adversely affected.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon and subject to the foregoing and to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, subject to the discussion in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Merger — Tax Treatment of Biosight Shareholders in the Merger PFIC Considerations”, the discussion in the section of the Registration Statement entitled “Material U.S. Federal Income — Tax Consequences of the Merger — Tax Treatment of Biosight Shareholders in the Merger”, addresses the material U.S. federal income tax consequences of the Merger to U.S. Holders (as such term is defined in the Registration Statement) and is accurate in all material respects. We express no opinion on the potential U.S. federal income tax consequences of the Merger to a U.S. Holder of Biosight capital shares pursuant to the “passive foreign investment company” rules of the Code except as explicitly addressed above.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Transactions. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP